ZYTO CORP Appoints Kami J. Howard, MBA to President/COO and Brian E. Halladay, CPA to CFO

Business Wire, April 4, 2011

LINDON, Utah -- ZYTO Corp (Pink Sheets: ZYTC – News, www.ZYTO.com), today announced the promotions of Kami J. Howard to President and Chief Operating Officer, and Brian E. Halladay to Chief Financial Officer.  Dr. Vaughn R Cook will remain as the Company’s Chief Executive Officer.

Ms. Howard joined ZYTO in April 2007 as the Company’s Chief Financial Officer.  Over the past four years, Ms. Howard has been involved in strategic planning, financial affairs, regulatory and investor relation aspects of the business.

Mr. Halladay joined ZYTO in December 2010 as the Company’s Corporate Controller.  Mr. Halladay brings over 13 years of experience in accounting. His experience includes SEC filings, consulting, and executive management. Prior to joining ZYTO, Mr. Halladay spent five years as an Audit Manager of a public accounting firm.  He holds an MBA and is a certified public accountant.

“With the growth of the Company, it was prudent to distribute leadership responsibilities,” said Dr. Vaughn R Cook, CEO.  “Kami has made significant contributions to the growth and stability of the Company over the past four years.”  Dr. Cook further stated, “Brian’s experience and training makes him imminently qualified to be our CFO.”

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options. ZYTO’s product mix includes the Elite, Select, Balance and EVOX, sold exclusively to healthcare professionals, and the Compass System built for distributors involved with specific direct sales or network marketing companies.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.